Exhibit 10.1

PURCHASE AGREEMENT

May 31, 2023

Artal International S.C.A.

44 rue de la Vallée

L-2661 Luxembourg

Luxembourg

Attention: Anne Goffard

Lexicon Pharmaceuticals, Inc.

2445 Technology Forest Blvd., 11th Floor

The Woodlands, Texas 77381

Attn: President and Chief Executive Officer

Ladies and Gentlemen:

Reference is made to (a) that certain Underwriting Agreement (the “Underwriting Agreement”) being entered into by Lexicon Pharmaceuticals, Inc. (the “Company”) with the representatives of the underwriters named in Schedule II thereto (the “Underwriters”) concurrently with this Purchase Agreement (the “Agreement”) providing for the issuance by the Company to the Underwriters (the “Public Offering”) of 23,924,705 shares (the “Firm Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), plus up to 3,588,705 additional shares of Common Stock (the “Option Shares”), that may be issued pursuant to the Underwriters’ option to purchase additional shares of Common Stock as provided for in Section 2(b) of the Underwriting Agreement (the “Option”), in each case, for sale in a public offering at a price to the public of $2.60 per share (the “Purchase Price”), (b) the Fifth Amended and Restated Certificate of Incorporation of the Company, dated May 20, 2022 (the “Certificate of Incorporation”) and (c) that certain Registration Rights Agreement, dated as of June 17, 2007 (as amended, supplemented or otherwise modified, the “Registration Rights Agreement”), by and between Invus, L.P. (“Invus”) and the Company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, pursuant to Section 12.01(c) of the Certificate of Incorporation and Section 2.02(a)(ii) of the Registration Rights Agreement, as applicable, (i) each of Artal International S.C.A. (the “Investor”), Artal Group S.A., Artal International Management S.A., Invus Advisors, L.L.C., Invus Public Equities, L.P., Invus, Mr. Amaury Wittouck, Stichting Administratiekantoor Westend, and Westend S.A. (collectively with the Investor, the “Invus Entities”), as applicable, hereby waives (a)its rights under Section 12.01 of the Certificate of Incorporation to purchase its Pro Rata Share (as defined in the Certificate of Incorporation) of the Firm Shares and Option Shares in connection with the Public Offering and (b) its rights to include in the Public Offering its Registrable Securities (as defined in the Registration Rights Agreement) pursuant to Section 2.02 of the Registration Rights Agreement, as applicable, and (ii) the Investor shall purchase, subject to the terms and conditions herein (the “Concurrent Private Placement” and, together with the Public Offering, the “Offering”), (a) 24,152,218 shares of Common Stock (the “Firm Investor Shares”) and (b) to the extent that the Underwriters exercise the Option, up to 3,622,832 shares of Common Stock (the “Option Investor Shares,” and together with the Firm Investor Shares, the “Investor Shares”).

I. The Firm Investor Shares

Subject to the satisfaction or waiver of the conditions described in Section V, the Investor hereby agrees to purchase the Firm Investor Shares from the Company at the Purchase Price. The total purchase price for the Firm Investor Shares shall be equal to $62,795,766.80.

The closing of the sale of the Firm Investor Shares shall take place concurrently with the closing of the sale of the Firm Shares under the Underwriting Agreement (the “Firm Closing Date”), (i) with payment for the Firm Investor Shares to be made to the Company by wire transfer of immediately available funds on the Firm Closing Date and (ii) with delivery of the Firm Investor Shares registered, as applicable, in the name of the Investor or its designees and otherwise free and clear of all liens, with any transfer or stamp taxes duly paid by the Company.

II. The Option Investor Shares

In the event that the Underwriters exercise the Option, the Investor shall have the option to purchase, at a price per share equal to the Purchase Price, a number of Option Investor Shares from the Company, determined by multiplying 3,622,832 by a fraction, the numerator of which shall be the number of Option Shares as to which the Underwriters exercise the Option and the denominator of which shall be the maximum number of Option Shares subject to the Option, rounded down to the nearest whole number.

To the extent the Investor is granted the right to purchase any Option Investor Shares, the closing of the sale of the Option Investor Shares purchased pursuant to this Section II shall take place concurrently with the closing of the sale of the Option Shares (the “Option Closing Date”), (i) with payment for the Option Investor Shares to be made to the Company by wire transfer of immediately available funds on the Option Closing Date and (ii) with delivery of the Option Investor Shares registered, as applicable, in the name of the Investor or its designees and otherwise free and clear of all liens, with any transfer or stamp taxes duly paid by the Company.

III. Representations, Warranties and Covenants

The Company hereby represents and warrants to and agrees with the Investor to all the same representations and warranties contained in Section 1 of the Underwriting Agreement and the covenants contained in Section 5 of the Underwriting Agreement mutatis mutandis to the same extent as if such representations and warranties and covenants were set forth herein for the benefit of the Investor instead of the Underwriters (except that references to the (i) Underwriting Agreement therein shall be references to this Agreement, (ii) Underwritten Securities and Option Securities thereunder shall be references to the Firm Investor Shares and Option Investor Shares, respectively and (iii) Securities shall be references to the Investor Shares).

The Investor hereby represents and warrants to the Company that it (i) is acquiring the securities to be purchased pursuant to this Agreement (the “Purchased Securities”) for its own account solely for the purpose of investment and not with a view to conduct, or for resale in connection with, any subsequent distribution of such Purchased Securities or any interest therein,

(ii) is an “accredited investor” (as defined in Rule 501(a) of Regulation D) and (iii) has been provided an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Purchased Securities contemplated hereby.

IV. Additional Covenants of the Company

Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company agrees to pay or cause to be paid, within 15 days of the submission of any invoice with respect thereto, the reasonable fees and expenses of Simpson Thacher & Bartlett LLP, counsel to the Invus Entities, relating to the Offering and any other transactions contemplated by this Agreement.

V. Conditions to the Investor’s Obligations to Purchase the Purchased Securities

The obligations of the Investor hereunder to purchase the Firm Investor Shares and the Option Investor Shares, as the case may be, from the Company, and of the Company to sell the Firm Investor Shares and the Option Investor Shares, as the case may be, to the Investor, will be subject to the satisfaction or waiver of the following conditions on or prior to the Firm Closing Date and the Option Closing Date, as the case may be:

(a) The satisfaction by the Company of the conditions set forth in Section 6 of the Underwriting Agreement (other than clause (l) thereunder);

(b) The substantially concurrent closing of the sale of the Firm Shares and the Option Shares, as the case may be, on the terms set forth in the Underwriting Agreement;

(c) The delivery to the Investor of opinions of counsel to the Company by the same counsel as set forth in Sections 6(b), (c) and (d) of the Underwriting Agreement in the form and substance acceptable to the Investor; and

(d) The delivery to the Investor of the officer’s certificate contemplated by Section 6(f) of the Underwriting Agreement.

Other than with respect to paragraph (b) of this Section V, these conditions are for the Investor’s sole benefit and may be waived by the Investor in its sole discretion.

VI. Termination

This Agreement, and the transactions contemplated herein, shall automatically terminate, and the parties hereto shall be automatically released from their respective obligations hereunder, upon any termination of the Underwriting Agreement.

VII. Miscellaneous

(a) The Company hereby agrees to indemnify and hold harmless each of the Invus Entities and each of their respective affiliates, directors, officers, agents and employees and each person, if any, who controls the Invus Entities within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnitees”) from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or relating to any of the transactions contemplated by this Agreement. For the avoidance of doubt and notwithstanding the foregoing, the Company shall not be obligated to indemnify and hold harmless the Indemnitees from and against any losses resulting from a decrease in the trading price of the Common Stock.

(b) The provisions of Sections 13, 14, 17, 18 and 19 of the Underwriting Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

(c) This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the parties hereto.

(d) This Agreement (i) shall be deemed to satisfy (a) any requirements of any Invus Entity, as applicable, to provide written notice to the Company in accordance with Section 12.03 of the Certificate of Incorporation in order to be considered a “Covered Stockholder”, (b) the Company’s obligations under the Certificate of Incorporation with respect to the delivery of a “Notice of Issuance” with respect to the Firm Shares or any Option Shares and (c) the Company’s obligations under the Registration Rights Agreement to provide written notice of the Public Offering to any Invus Entity, and (ii) shall, to the extent the Company issues and delivers the Firm Shares and any Option Shares as contemplated by this Agreement, constitute (a) the Company’s satisfaction with respect to any rights granted to the Invus Entities with respect to the Offering pursuant to Section 12.01 of the Certificate of Incorporation and (b) the waiver of each Invus Entities’ rights under Section 2.02 of the Registration Rights Agreement, as applicable, with respect to the Firm Shares and the Option Shares.

(e) This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(f) All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by fax, by electronic transmission, by a recognized overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this clause (f)):

if to any of the Invus Entities:

Artal International S.C.A.

44 rue de la Vallée

L-2661 Luxembourg

Luxembourg

Attention: Anne Goffard

and

The Invus Group, L.L.C.

750 Lexington Avenue (30th Floor)

New York, New York 10022

Attention: David van Zandt

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Kenneth Wallach, Esq.

if to the Company:

Lexicon Pharmaceuticals, Inc.

2445 Technology Forest Blvd., 11th Floor

The Woodlands, Texas 77381

Attention: President and Chief Executive Officer

with a copy to:

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002-6760

Attention: David Palmer Oelman, Esq.

[Signature Page Follows]

Sincerely,

INVUS, L.P.

By:	Invus Advisors, L.L.C., its general partner

By:	/s/ Philip Bafundo
Name:	Philip Bafundo
Title:	CFO of the General Partner

ARTAL INTERNATIONAL S.C.A.,

By:	Artal International Management S.A., its managing partner

By:	/s/ Anne Goffard
Name:	Anne Goffard
Title:	Managing Director

ARTAL GROUP S.A.

By:	/s/ Anne Goffard
Name:	Anne Goffard
Title:	Déléguée à la gestion journalière

ARTAL INTERNATIONAL MANAGEMENT S.A.

By:	/s/ Anne Goffard
Name:	Anne Goffard
Title:	Managing Director

INVUS ADVISORS, L.L.C.

By:	/s/ Philip Bafundo
Name:	Philip Bafundo
Title:	Chief Financial Officer

[Signature Page to Purchase Agreement]

INVUS PUBLIC EQUITIES, L.P.

By: Invus Public Equities Advisors, LLC, its general partner

By:	/s/ Philip Bafundo
Name:	Philip Bafundo
Title:	Chief Financial Officer

AMAURY WITTOUCK

By:	/s/ Amaury Wittouck

STICHTING ADMINISTRATIEKANTOOR WESTEND

By:	/s/ Amaury Wittouck
Name:	Amaury Wittouck
Title:	Sole Member of the Board

WESTEND S.A.

By:	/s/ Anne Goffard
Name:	Anne Goffard
Title:	Managing Director

[Signature Page to Purchase Agreement]

Accepted and agreed to:

LEXICON PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Jeffrey L. Wade
Name:	Jeffrey L. Wade
Title:	President and Chief Financial Officer

[Signature Page to Purchase Agreement]